Exhibit 10.3

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") dated June 7, 2021, is entered into by and between POWER INTEGRATIONS, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated July 27, 2016, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.Section 1.1. (a) is hereby amended by deleting "April 30, 2022" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "June 7, 2026."

2.Section 1.2. (d) is hereby deleted in its entirety, and the following substituted therefor:

“(d)     Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance, extension or increase of each Letter of Credit equal to one and one-quarter percent (1.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount or increased amount thereof, as applicable and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity, with such fees and commissions payable at the time of such drawing or activity or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower.”

3.Section 3.2 (b) is hereby deleted in its entirety, and the following substituted therefor:

"(b)Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit including without limitation, the following:

(i)For the issuance of a commercial letter of credit under any credit subject to this Agreement, Bank's standard Application for Commercial Letter of Credit.

(ii)For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank's standard Application for Standby Letter of Credit.”

4.Section 4.2. is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 4.2.ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles."

5.Banks address in Section 7.2 is hereby deleted in its entirety, and the following substituted therefor:

            "BANK:WELLS FARGO BANK, NATIONAL ASSOCIATION

MAC A0112-145

550 California Street, 14th Floor

San Francisco, CA  94104”

6.The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank’s system of record.  Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document related to this amendment until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

(a)Approval of Bank Counsel.  All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank's counsel.

(b)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Amendment and each promissory note or other instrument or document required hereby.
(ii)	Corporate Resolutions and Certificate of Incumbency Borrower.
(iii)	Such other documents as Bank may require under any other Section of this Amendment.

(c)Regulatory and Compliance Requirements. All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

7.Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

8.Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

9.Borrower hereby covenants that Borrower shall provide to Bank from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.  Borrower hereby represents and warrants to Bank that all information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today, and shall be complete and correct at each time Borrower is required to reaffirm the representations and warranties set forth in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth above.

WELLS FARGO BANK,

POWER INTEGRATIONS, INC. NATIONAL ASSOCIATION

By: /s/ Balu Balakrishnan By: /s/ Elizabeth Gaynor

BALU BALAKRISHNAN,ELIZABETH GAYNOR,

CHIEF EXECUTIVE OFFICERDIRECTOR

AND PRESIDENT

FIRST MODIFICATION TO PROMISSORY NOTE

This modification to PROMISSORY NOTE (this “Modification”) dated June 7, 2021, is entered into by and between POWER INTEGRATIONS, INC. (“Borrower”), and Wells Fargo Bank, National Association (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Revolving Line of Credit Note in the stated amount of $75,000,000.00, executed by Borrower and payable to the order of Bank, dated April 30, 2018, as modified from time to time (the "Note"), which Note is subject to the terms and conditions of a credit agreement between Borrower and Bank dated July 27, 2016, as amended from time to time (the "Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Note, and have agreed to modify the Note to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Note shall be modified as follows:

1. The following is hereby added to the Note:

BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a Swap Agreement is not a loan document):

(a)Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Note or under any related loan document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(b)Benchmark Replacement Conforming Changes. Bank, in consultation with Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c)Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

(d)Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:

(i)“Benchmark” means, initially, LIBOR (including Daily One Month LIBOR, if applicable); provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

(ii)“Benchmark Administrator” means, initially, ICE Benchmark Administration Limited, a United Kingdom company, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

(iii)“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Bank as of the applicable Benchmark Replacement Date:

(1)the sum of: (A) Term SOFR or, if Bank determines that Term SOFR for the Corresponding Tenor cannot be determined, Term SOFR for the longest tenor that can be determined by Bank that is shorter than the Corresponding Tenor, and (B) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for Term SOFR; provided, however, that this clause (1) shall not apply (i) to any borrowings under this Note if a Swap Agreement is in effect with respect to all or any portion of this Note as of the Benchmark Transition Event or Early Opt-in Election, and (ii) to any borrowings under this Note that bear interest at Daily One Month LIBOR;

(2)the sum of: (A) Daily Simple SOFR, and (B) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for Daily Simple SOFR;provided, however, that this clause (2) shall not apply to any borrowings under this Note if a Swap Agreement is in effect with respect to all or any portion of this Note as of the Benchmark Transition Event or Early Opt-in Election;

(3) the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark for the Corresponding Tenor (which, without limitation, may be compounded SOFR in arrears, term SOFR, Bank’s Prime Rate, or another benchmark selected by Bank); and (B) the applicable spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank.

With respect to Bank’s decisions under this paragraph (3):

(i) if a Swap Agreement relating to a portion of this Note is in effect as of the Benchmark Transition Event or Early Opt-in Election, then Bank may without limitation, select (i) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the entire balance of this Note, or (ii) the benchmark referenced in the Swap Agreement, which may be the sum of a fallback rate and spread adjustment, for the hedged portion of this Note, and the applicable Benchmark Replacement for the remaining non-

hedged portion of this Note; and

(ii) in the case of a replacement rate for Daily One Month LIBOR, Bank may, without limitation, select SOFR notwithstanding the availability or feasibility of determining a daily one month SOFR; and

(iii) Bank’s selection of any applicable Benchmark Replacement shall give due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

Provided, however, during any period of time that the Benchmark Replacement would be less than zero percent (0.0%), the Benchmark Replacement shall be deemed to be zero percent (0.0%) for the purposes of this Note and the related loan documents, subject to any applicable floor rate provision.

(iv)“Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, prepayment provisions and other administrative matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank.

(v)“Benchmark Replacement Date” means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

(vi)“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer representative of underlying markets.

(vii)“Corresponding Tenor” means a tenor having approximately the same length as the Interest Period, provided, however, that the Corresponding Tenor for Daily One Month LIBOR shall be one day.

(viii)“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention in its reasonable discretion.

(ix)“Early Opt-in Election” means the election by Bank to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Bank of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-

denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) Term SOFR plus a spread adjustment that has been selected or recommended by the Relevant Governmental Body.

(x)“Interest Period” means, initially, the applicable LIBOR Period, and if a Benchmark Replacement is applicable, the tenor of the Benchmark Replacement.

(xi)“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(xii)“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator thereof, (or a successor administrator) on its website.

(xiii)“Swap Agreement” means a swap agreement by and between Borrower and Bank or its affiliates.

(xiv)“Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(d) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the "IBA"), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the "FCA"), the regulatory supervisor of the IBA, announced in public statements (the "Announcements") that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of Bank to notify any parties of such Benchmark Transition Event pursuant to clause (c) of this Section titled "Benchmark Replacement Provisions" shall be deemed satisfied.

2.The effective date of this Modification shall be the date that all of the following conditions set forth in the this Section have been satisfied, as determined by Bank and evidenced by Bank’s system of record.  Notwithstanding the occurrence of the effective date of this Modification, Bank shall not be obligated to extend credit under this Modification or any other Loan Document until all conditions to each extension of credit set forth in the Agreement have been fulfilled to Bank's satisfaction.

(a)	Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Modification shall be satisfactory to Bank's counsel.

(b)	Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Modification and each other instrument or document required hereby.
(ii)	Such other documents as Bank may require under any other Section of this Modification.

3.Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect, without waiver or modification. All terms defined in the Note or the Agreement shall have the same meaning when used in this Modification. This Modification and the Note shall be read together, as one document.

4.Borrower certifies that as of the date of this Modification there exists no Event of Default under the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Modification to be effective as of the effective date set forth herein.

WELLS FARGO BANK,

POWER INTEGRATIONS, INC. NATIONAL ASSOCIATION

By: /s/ Balu Balakrishnan By: /s/ Elizabeth Gaynor

BALU BALAKRISHNAN,ELIZABETH GAYNOR,

CHIEF EXECUTIVE OFFICERDIRECTOR

AND PRESIDENT